UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2016

SITO MOBILE, LTD.

(Exact name of registrant as specified in its charter)

Delaware	000-53744	13-4122844
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

The Newport Corporate Center, 100 Town Square Place, Suite 204, Jersey City, NJ 07301

(Address of principal executive offices) (Zip Code)

(201) 275-0555

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective January 4, 2016, SITO Mobile, Solutions, Inc., a wholly owned subsidiary of SITO Mobile, Ltd. (the “Company”) entered into an Amended and Restated Services Agreement 20071210.103.C (the “Agreement”) between the Company and AT&T Services, Inc. (“AT&T”). The parties also entered into an Amendment 9 to Service Agreement 20071210.103.C (the “Amendment”).

Pursuant to the Agreement, the Company shall provide the following services (the “Services”):

●	The Company will provision, implement and maintain one or more mobile campaigns (“Program”) utilizing the Company’s Enhanced Services Platform (“ESP”) to be licensed for use by AT&T for the purpose of marketing and promoting AT&T’s customers mobile campaigns the parties mutually agree to make available to the end users through the ESP;

●	The Company will provide, implement and maintain, and allow AT&T and/or AT&T’s customers to utilize, promote and support certain text messaging programs comprising a series of actions or events that allows AT&T’s customers to contact groups of end users; and

●	If requested by AT&T, in connection with AT&T’s customers messaging programs provide management of the database of end user consents as may be further described in statement of works mutually agreed to by the parties

The pricing for the Services shall be provided for on a project by project basis to be agreed upon by both parties and specified in a Statement of Work.

The term of the Agreement expires on September 30, 2017 but may be extended upon mutual agreement of the parties. AT&T may terminate the Agreement or any Order (as defined in the Agreement) at any time upon providing prior written notice as provided for in the Agreement. Upon termination of the Agreement or any Order (as defined in the Agreement) and for a mutually agreed upon fee, the Company will provide AT&T with transition support to support transitioning to alternative or replacement services for a period not to exceed six (6) months. An Order that is in effect upon expiration, termination or cancellation of the Agreement shall remain in effect unless it expires by its terms of is terminated or cancelled prior to its expiration. The Agreement also provides for certain termination charges under certain scenarios.

The foregoing description of the Amendment and the Agreement is not complete and is qualified in its entirety by reference to each of the agreements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2016

SITO MOBILE, LTD.

By:	/s/ Jerry Hug
Name:	Jerry Hug
Title:	Chief Executive Officer

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